Exhibit 99.1

Rex Energy Announces New Chief Financial Officer

and Chief Accounting Officer

STATE COLLEGE, Pa., May 23, 2012 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) today announced the appointment of Michael L. Hodges as Chief Financial Officer and Curtis J. Walker as Chief Accounting Officer of the company.

Hodges is a Certified Public Accountant and brings over 10 years of oil and gas experience in finance, accounting and financial reporting to his new role. He will be taking over the CFO position from Tom Stabley, who has been serving as both Chief Executive Officer and Chief Financial Officer since October 2011.

Hodges has significant expertise in financial and internal control activities, mergers and acquisitions and the capital-raising process within the oil and gas industry. Most recently, he served as E&P Controller with SandRidge Energy, Inc., where he led the accounting functions for its oil and gas assets and drove substantial process improvements within the finance department. While at SandRidge, he was heavily involved in a variety of significant transactions, including two international joint ventures and the formation and eventual IPOs of three oil and gas royalty trusts within the past two years. Also while at SandRidge, he was responsible for all aspects of financial reporting and analysis for SandRidge’s Mississippi Lime and Permian Basin assets. Prior to his role as E&P Controller, Hodges led the accounting transition and integration team during the merger of Arena Resources, Inc. and SandRidge Energy, Inc. as an independent consultant. He began his career with Chesapeake Energy Corporation, where he held financial reporting positions of increasing responsibility and supported Chesapeake in a multitude of financing transactions to raise more than $7 billion in capital in six years.

Hodges received his Bachelor of Business Administration degree in Finance from the University of Oklahoma and is currently pursuing a Master of Science degree in Energy Management from Oklahoma City University.

Curt Walker, who had been serving as Rex Energy’s Vice President, Accounting, has assumed the role of Chief Accounting Officer for the company. Walker, who joined Rex Energy in 2007, served in several financial positions for the company, including Director of Accounting, before being promoted to Vice President, Accounting in 2009. Throughout his tenure at Rex Energy he has been responsible for significant financial and internal control activities, including those relating to financial planning and reporting, accounting, budgeting and forecasting, procurement, credit facility and risk management. In addition, he has led the accounting and financial reporting aspects of three of the company’s public equity transactions raising approximately $263 million. Prior to joining Rex Energy, Walker was with YRC Worldwide, a Fortune 500 trucking and transportation company, from 2003 to 2007. During his time with YRC Worldwide, Mr. Walker served as a Staff Accountant, Senior Financial Analyst and Assistant Controller.

Walker will serve as the company’s principal accounting officer. He holds a Bachelor of Science degree in Accounting and a Masters of Business Administration, both from Shippensburg University.

“We are extremely pleased to welcome Michael Hodges as our new Chief Financial Officer,” commented Tom Stabley, Rex Energy’s Chief Executive Officer. “Michael is a talented executive with strong experience in raising capital, asset management, and both corporate and oil and gas finance and accounting. We believe his industry knowledge, vision and financial acumen are a perfect complement to Rex’s executive management team. We are also excited to welcome Curt Walker into his new role as Chief Accounting Officer,” continued Stabley. “This well-deserved promotion demonstrates the high level of talent we have at Rex Energy. Curt has been an invaluable member of the Rex Energy team for the past 5 years and, in his new role, will continue to provide key financial guidance and drive functional excellence in all areas of finance and accounting.”

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

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For more information, please visit our website or contact:

www.rexenergy.com

Tom Stabley

Chief Executive Officer and Chief Financial Officer

(814) 278-7215

tstabley@rexenergycorp.com

Mark Aydin

Manager, Investor Relations

(814) 278-7249

maydin@rexenergycorp.com